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                                                                    EXHIBIT 15.1


November 14, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 23, 2001, except for Note 7, as to which the date is November 14, 2001, on our review of the interim condensed consolidated financial information of Nabors Industries, Inc. and Subsidiaries (the "Company") as of and for the period ended September 30, 2001 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8 (Registration Numbers 333-92483, 333-91829, 333-91743, 333-87069, 333-86289,
333-76077, 333-45446 and 333-11313), on Form S-3 (Registration Numbers
333-81137, 333-44532 and 333-59844) and on Form S-4 (Registration Numbers 333-84781 and 333-72397).

Very truly yours,



PricewaterhouseCoopers LLP